Exhibit 99.1

Exterran Partners Reports Second-Quarter 2013 Results
● Achieved net income of $0.52 per limited partner unit for the quarter

HOUSTON, Aug. 6, 2013 – Exterran Partners, L.P. (NASDAQ: EXLP) today reported EBITDA, as further adjusted (as defined below), of $71.1 million for the second quarter 2013, compared to $52.4 million for the first quarter 2013 and $45.0 million for the second quarter 2012. Distributable cash flow (as defined below) was $44.7 million for the second quarter 2013, compared to $37.1 million for the first quarter 2013 and $27.3 million for the second quarter 2012.

Revenue was $125.5 million for the second quarter 2013, compared to $106.1 million for the first quarter 2013 and $97.2 million for the second quarter 2012.

Net income was $27.9 million, or $0.52 per diluted limited partner unit, for the second quarter 2013, compared to net income of $14.7 million, or $0.31 per diluted limited partner unit, for the first quarter 2013, and a net loss of $19.1 million, or $0.47 per diluted limited partner unit, for the second quarter 2012.

“Second-quarter 2013 highlights included a record quarterly level of distributable cash flow. Our results benefitted from the compression assets we acquired from Exterran Holdings on March 31, 2013, as well as the implementation of performance improvement initiatives. In addition, a customer’s exercise of purchase options on two natural gas processing plants increased our EBITDA, as further adjusted, by $13.3 million and our distributable cash flow by $6.5 million,” said Brad Childers, Chairman, President and Chief Executive Officer of Exterran Partners’ managing general partner.

For the second quarter 2013, Exterran Partners’ quarterly cash distribution was $0.5225 per limited partner unit, or $2.09 per limited partner unit on an annualized basis. The second-quarter 2013 distribution was $0.005 higher than the first-quarter 2013 distribution of $0.5175 per limited partner unit and $0.02 higher than the second-quarter 2012 distribution of $0.5025 per limited partner unit.

Conference Call Details
Exterran Partners and Exterran Holdings, Inc. will host a joint conference call on Tuesday, Aug. 6, 2013, to discuss their second-quarter 2013 financial results. The call will begin at 11:00 a.m. Eastern Time.

To listen to the call via a live webcast, please visit Exterran’s website at www.exterran.com. The call will also be available by dialing 800-446-2782 in the United States and Canada, or +1-847-413-3235 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference Exterran conference call number 35201553.

A replay of the conference call will be available on Exterran’s website for approximately seven days. Also, a replay may be accessed by dialing 888-843-7419 in the United States and Canada, or +1-630-652-3042 for international calls. The access code is 35201553#.

*****
EBITDA, as further adjusted, a non-GAAP measure, is defined as net income (loss) excluding income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, other charges, non-cash selling, general and administrative (“SG&A”) costs and any amounts by which cost of sales and SG&A costs are reduced as a result of caps on these costs contained in the omnibus agreement to which Exterran Holdings and Exterran Partners are parties (the “Omnibus Agreement”), which amounts are treated as capital contributions from Exterran Holdings for accounting purposes.

Distributable cash flow, a non-GAAP measure, is defined as net income (loss) plus depreciation and amortization expense, impairment charges, non-cash SG&A costs, interest expense and any amounts by which cost of sales and SG&A costs are reduced as a result of caps on these costs contained in the Omnibus Agreement, which amounts are treated as capital contributions from Exterran Holdings for accounting purposes, less cash interest expense (excluding amortization of deferred financing fees, amortization of debt discount and non-cash transactions related to interest rate swaps) and maintenance capital expenditures, and excluding gains/losses on asset sales and other charges.

Gross Margin, a non-GAAP measure, is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin percentage is defined as gross margin divided by revenue.

About Exterran Partners
Exterran Partners, L.P. is the leading provider of natural gas contract operations services to customers throughout the United States.  Exterran Holdings, Inc. (NYSE: EXH) owns an equity interest in Exterran Partners, including all of the general partner interest.  For more information, visit www.exterran.com.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran Partners’ control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to: Exterran Partners’ financial and operational strategies and ability to successfully effect those strategies; Exterran Partners’ expectations regarding future economic and market conditions; Exterran Partners’ financial and operational outlook and ability to fulfill that outlook; and demand for Exterran Partners’ services and growth opportunities for those services.

While Exterran Partners believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.  Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional and national economic conditions and the impact they may have on Exterran Partners and its customers; changes in tax laws that impact master limited partnerships; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; changes in economic conditions in key operating markets; changes in safety, health, environmental and other regulations; and the performance of Exterran Holdings.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2012 and those set forth from time to time in Exterran Partners’ filings with the Securities and Exchange Commission, which are available at www.exterran.com.  Except as required by law, Exterran Partners expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE
Exterran Partners, L.P.

EXTERRAN PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three Months Ended
	June 30,	March 31,	June 30,
	2013	2013	2012

Revenue	$125,453	$106,062	$97,171

Costs and expenses:
Cost of sales (excluding depreciation and amortization)	50,809	47,052	45,446
Depreciation and amortization	27,030	22,706	22,788
Long-lived asset impairment	925	1,540	28,122
Selling, general and administrative	15,203	12,607	13,450
Interest expense	10,299	7,424	6,399
Other (income) expense, net	(7,270)	(407)	(261)
Total costs and expenses	96,996	90,922	115,944
Income (loss) before income taxes	28,457	15,140	(18,773)
Provision for income taxes	561	407	277
Net income (loss)	$27,896	$14,733	$(19,050)

General partner interest in net income (loss)	$2,111	$1,772	$692

Limited partner interest in net income (loss)	$25,785	$12,961	$(19,742)

Weighted average limited partners' units outstanding:
Basic	49,409	42,278	42,264

Diluted	49,424	42,283	42,264

Earnings (loss) per limited partner unit:
Basic	$0.52	$0.31	$(0.47)

Diluted	$0.52	$0.31	$(0.47)

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except per unit amounts, percentages and ratios)

	Three Months Ended
	June 30,		March 31,		June 30,
	2013		2013		2012

Revenue	$125,453		$106,062		$97,171

Gross margin (1)	$74,644		$59,010		$51,725
Gross margin percentage	59%		56%		53%

EBITDA, as further adjusted (1)	$71,143		$52,420		$44,997
% of revenue	57%		49%		46%

Capital expenditures	$41,817		$32,669		$17,422
Less: Proceeds from sale of property, plant and equipment	(43,351)		(4,605)		(568)
Net capital expenditures	$(1,534)		$28,064		$16,854

Distributable cash flow (2)	$44,739		$37,106		$27,342

Distributions declared for the period per limited partner unit	$0.5225		$0.5175		$0.5025
Distributions declared to all unitholders for the period, including incentive distribution rights	$27,927		$27,598		$22,762
Distributable cash flow coverage (3)	1.60	x	1.34	x	1.20	x

	June 30,		March 31,		June 30,
	2013		2013		2012

Debt	$714,682		$732,548		$643,500
Total partners' capital	613,752		600,954		460,770
Capitalization	$1,328,434		$1,333,502		$1,104,270
Total debt to capitalization	54%		55%		58%

(1) Management believes EBITDA, as further adjusted, and gross margin, both non-GAAP measures, provide useful information to investors because these measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, management uses EBITDA, as further adjusted, as a valuation measure.

(2) Distributable cash flow, a non-GAAP measure, is a significant liquidity metric used by management to compare basic cash flows to the cash distributions we expect to pay our partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

(3) Defined as distributable cash flow divided by distributions declared to all unitholders for the period, including distribution rights.

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except per unit amounts)

	Three Months Ended
	June 30,	March 31,	June 30,
	2013	2013	2012

Reconciliation of GAAP to Non-GAAP Financial Information:

Net income (loss)	$27,896	$14,733	$(19,050)
Depreciation and amortization	27,030	22,706	22,788
Long-lived asset impairment	925	1,540	28,122
Selling, general and administrative	15,203	12,607	13,450
Interest expense	10,299	7,424	6,399
Other (income) expense, net	(7,270)	(407)	(261)
Provision for income taxes	561	407	277
Gross margin (1)	74,644	59,010	51,725
Cap on operating costs provided by Exterran Holdings ("EXH")	1,729	3,503	3,511
Cap on selling, general and administrative costs provided by EXH	2,368	1,854	2,810
Non-cash selling, general and administrative costs	335	253	140
Less: Selling, general and administrative	(15,203)	(12,607)	(13,450)
Less: Other income (expense), net	7,270	407	261
EBITDA, as further adjusted (1)	71,143	52,420	44,997
Expensed acquisition costs (in Other (income) expense, net)	-	575	-
Less: Provision for income taxes	(561)	(407)	(277)
Less: Gain on sale of property, plant and equipment (in Other (income) expense, net)	(7,249)	(935)	(244)
Less: Cash interest expense	(9,036)	(6,198)	(5,718)
Less: Maintenance capital expenditures	(9,558)	(8,349)	(11,416)
Distributable cash flow (2)	$44,739	$37,106	$27,342

Cash flows from operating activities	$46,507	$32,676	$25,309
(Provision for) benefit from doubtful accounts	(159)	385	(143)
Cap on operating costs provided by EXH	1,729	3,503	3,511
Cap on selling, general and administrative costs provided by EXH	2,368	1,854	2,810
Expensed acquisition costs	-	575	-
Payments for settlement of interest rate swaps that include financing elements	(314)	-	-
Maintenance capital expenditures	(9,558)	(8,349)	(11,416)
Change in assets and liabilities	4,166	6,462	7,271
Distributable cash flow (2)	$44,739	$37,106	$27,342

Net income (loss)	$27,896	$14,733	$(19,050)
Long-lived asset impairment	925	1,540	28,122
Net income, excluding charge	$28,821	$16,273	$9,072

Diluted earnings (loss) per limited partner unit	$0.52	$0.31	$(0.47)
Adjustment for charge per limited partner unit (3)	0.02	0.03	0.65
Diluted earnings per limited partner unit, excluding charge (1)(3)	$0.54	$0.34	$0.18

(1) Management believes EBITDA, as further adjusted, diluted earnings (loss) per limited partner unit, excluding charge, and gross margin, non-GAAP measures, provide useful information to investors because these measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, management uses EBITDA, as further adjusted, as a valuation measure.

(2) Distributable cash flow, a non-GAAP measure, is a significant liquidity metric used by management to compare basic cash flows to the cash distributions we expect to pay our partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

(3) In calculating diluted earnings per limited partner unit, excluding charge, for the the three months ended June 30, 2012, the weighted average limited partners' unit outstanding was adjusted to include 9,000 phantom units as their effect was dilutive.

EXTERRAN PARTNERS, L.P.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except percentages)

	Three Months Ended
	June 30,	March 31,	June 30,
	2013	2013	2012

Total available horsepower (at period end) (1)(2)	2,366	2,352	2,026

Total operating horsepower (at period end) (1)	2,231	2,239	1,908

Average operating horsepower	2,236	1,982	1,916

Horsepower Utilization:
Spot (at period end) (2)	94%	95%	94%
Average	94%	95%	91%

Combined U.S. contract operations horsepower of Exterran Holdings and Exterran Partners covered by contracts converted to service agreements (at period end) (2)	2,418	2,395	2,223

Available Horsepower:

Total available U.S. contract operations horsepower of Exterran Holdings and Exterran Partners (at period end)(3)	3,401	3,389	3,285

% of U.S. contract operations available horsepower of Exterran Holdings and Exterran Partners covered by contracts converted to service agreements (at period end)	71%	71%	68%

Operating Horsepower:

Total operating U.S. contract operations horsepower of Exterran Holdings and Exterran Partners (at period end)	2,867	2,902	2,811

% of U.S. contract operations operating Horsepower of Exterran Holdings and Exterran Partners covered by contracts converted to service agreements (at period end)	84%	83%	79%

(1) Includes compressor units leased from Exterran Holdings with an aggregate horsepower of approximately 91,000, 81,000 and 158,000 at June 30, 2013, March 31, 2013 and June 30, 2012, respectively. Excludes compressor units leased to Exterran Holdings with an aggregate horsepower of approximately 6,000, 12,000 and 20,000 at June 30, 2013, March 31, 2013 and June 30, 2012, respectively.

(2) Amounts for the period ended June 30, 2012 exclude approximately 67,000 horsepower of idle compressor units removed from the compressor fleet as a result of the June 2012 impairment review.
(3) Amount for the period ended June 30, 2012 excludes approximately 232,000 horsepower of Exterran Holdings' idle compressor units removed from the compressor fleet as a result of the June 2012 impairment review.